Exhibit 3.3
CERTIFICATE OF MERGER
OF
RADIANCE MERGER SUB INC.
(a Delaware corporation)
WITH AND INTO
LABORATORY CORPORATION OF AMERICA HOLDINGS
(a Delaware corporation)
Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify the following information in connection with the merger (the “Merger”) of Radiance Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into Laboratory Corporation of America Holdings, a Delaware corporation (“Corporation”):
FIRST:     The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Radiance Merger Sub Inc.	Delaware
Laboratory Corporation of America Holdings	Delaware
SECOND:     The Agreement and Plan of Merger, dated as of May 17, 2024 (the “Merger Agreement”), by and among Labcorp Holdings Inc., a corporation organized under the laws of the State of Delaware, Merger Sub and the Corporation, which expressly provides for the Merger to be effected under Section 251(g) of the DGCL, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.
THIRD:     The Corporation shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation shall be Laboratory Corporation of America Holdings.
FOURTH:    The certificate of incorporation of the Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until further amended in accordance with its terms and the provisions of the DGCL.
FIFTH:    The executed Merger Agreement is on file at an office of the Surviving Corporation at 531 South Spring Street, Burlington, North Carolina, 27215.

SIXTH:    A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.
SEVENTH:    This Certificate of Merger shall become effective at 4:05 p.m., Eastern Time, on May 17, 2024.
[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, this 17th day of May, 2024.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:      /s/ Sandra D. van der Vaart
Name: Sandra D. van der Vaart
Title: Executive Vice President, Chief Legal
Officer, Chief Compliance Officer and Secretary

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LABORATORY CORPORATION OF AMERICA HOLDINGS
FIRST: The name of the Corporation is Laboratory Corporation of America Holdings (hereinafter the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
FOURTH: The total number of shares of stock which the Corporation has authority to issue is one thousand two hundred fifty (1,250) shares of which one thousand (1,000) will be shares of Common Stock, each having a par value of $0.10, and two hundred fifty (250) will be shares of Preferred Stock, each having a par value of $0.10.
The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative at such rates, on such conditions, and at such times, and payable in preference to or in such relation to, the dividends payable on any other class or classes or to any other series); (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1)     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)    The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3)     The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4)    No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(5)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
EIGHTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the GCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the GCL, require, in addition, the approval of the stockholders of Laboratory Holdings Inc. (or any successor thereto by merger), by the same vote as is required by the GCL and/or this Certificate.